Exhibit 8
                           WILLIAMS & ANDERSON, LLP
                             111 Center Street
                           Twenty-Second Floor
                        Little Rock, Arkansas 72201
                                (501) 372-0800

                              October 30, 1998


Simmons First National Corporation
P. O. Box 7009
Pine Bluff, Arkansas  71611

Lincoln Bankshares, Inc.
101 Boyer Street
Lincoln, Arkansas 72744


     Re:          Simmons First National Corporation Registration
                  Statement on Form S-4

Gentlemen:

     We have acted as counsel to Simmons First National Corporation, an Arkansas corporation ("Simmons"), in connection with the proposed merger (the "Merger") of Lincoln Bankshares, Inc., an Arkansas corporation ("LBI") with and into Simmons, pursuant to the terms of the Agreement and Plan of Merger, dated as of August 24, 1998 (the "Agreement") by and between Simmons and LBI as described in the Registration Statement on Form S-4 to be filed by Simmons with the Securities and Exchange Commission (the "Registration Statement"). This opinion is being rendered pursuant to the requirements of Item 21(a) of Form S-4 under the Securities Act of 1933, as amended.

     In connection with this opinion, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of
(i) the Agreement, (ii) the Registration Statement and (iii) such other documents as we have deemed necessary or appropriate in order to enable us to render the opinions below. In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such copies. This opinion is subject to the receipt by counsel prior to the Effective Date of certain written representations and covenants of Simmons and LBI.

     Based upon and subject to the foregoing, the discussion contained in the prospectus included as part of the Registration Statement (the "Prospectus") under the caption "Certain Federal Income Tax Consequences", except as otherwise indicated, expresses our opinion as to the material Federal income tax consequences applicable to holders of LBI Common Stock. We express no opinion as to the tax consequences of the exchange by certain minority shareholders of the Bank of Lincoln of for shares of LBI Common Stock immediately prior to the consummation of the Merger. You should be aware, however, that the discussion under the caption "Certain Federal Income Tax Consequences" in the Prospectus represents our conclusions as to the application of existing law to the instant transactions. There can be no assurance that contrary positions may not be taken by the Internal Revenue Service.

     This opinion is furnished to you solely for use in connection with the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the references to Williams & Anderson LLP under the heading "Certain Federal Income Tax Consequences" in the Registration Statement and the Prospectus.


                                   Very truly yours,

                                   WILLIAMS & ANDERSON LLP


                                   /s/ Patrick A. Burrow
                                       Patrick A. Burrow

PAB/ms

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